Exhibit 5.16

CONSENT OF SRK CONSULTING (U.S.) INC.

Ladies and Gentlemen:

The undersigned hereby consents to (1) the references to the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-10 of GoldMining Inc. in connection with the report entitled “Independent Technical Report, Yellowknife Gold Project, Northwest Territories, Canada” dated March 1, 2019 and amended and restated on June 9, 2021, and (2) all other references to the undersigned included or incorporated by reference in the Registration Statement on Form F-10 of GoldMining Inc.

Dated: October 27, 2021

SRK CONSULTING (U.S.) INC.

By: /s/ Benjamin Parsons
Name: Benjamin Parson
Title: Principal Consultant/Practice Leader